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EXHIBIT 99.1

Investors: Joe Reinhart
(503) 671-5500
Press: Fletcher Chamberlin
(503) 671-5233

FOR RELEASE AT 1:00 PM PST

ESI Announces Plan to Issue $125 Million
Of Convertible Subordinated Notes

    Portland, Oregon (December 17, 2001)—Electro Scientific Industries, Inc. (Nasdaq—ESIO) announced today that it intends to sell $125 million of convertible subordinated notes due 2006, in a private offering to qualified institutional buyers. ESI intends to use the net proceeds of the offering for general corporate purposes, which could include possible future acquisitions.

    The notes and the common stock issuable upon conversion will not initially be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. The transaction is structured to qualify for the resale exemption provided by Rule 144A under the Securities Act of 1933. Unless they are registered, the notes and the common stock issuable upon conversion of the notes may be offered only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction.

    This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

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ESI Announces Plan to Issue $125 Million Of Convertible Subordinated Notes